FORM OF
SHAREHOLDER SERVICES PLAN
SMITH BARNEY INVESTMENT TRUST
on behalf of the
SMITH BARNEY U.S. 5000 INDEX FUND


	This Shareholder Services Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940
Act"), by Smith Barney Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust") on behalf of its sub-trust the Smith Barney U.S. 5000 Index Fund (the "Fund"), subject to the following terms and conditions:

	Section 1.  Annual Fee.

	(a)	Service Fee for Class A shares. The Trust will
pay to Salomon Smith Barney Inc., a corporation organized under the laws of the State of New
York ("Salomon Smith Barney"), a service fee under the Plan at an annual rate of 0.20% of the average daily net assets of the Fund attributable to the Class A (the "Class") shares sold and not redeemed (the "Service Fee").

	(b)	Payment of Fees. The Service Fee will be
calculated daily and paid monthly by the Trust with respect to the Fund's Class shares at the annual rate indicated above.

	Section 2.  Expenses Covered by the Plan.

	With respect to expenses incurred, the Service Fee may be used by Salomon Smith Barney for: (a) distributing prospectuses and sales literature; (b) answering routine shareholder inquiries regarding the Fund; (c) assisting shareholders in changing dividend options, account designations and addresses, and in enrolling into the pre-authorized check plan, systematic withrawal plan or any of several tax sheltered retirement plans offered in connection with the purchase of shares; (d) assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions; (e) investing dividends and capital gains distributions automatically in shares; and
(f) providing such other services as the Fund or the shareholder may reasonably request.

	Section 3.   Approval by Trustees.

	Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the Board of Trustees and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

	Section 4.  Continuance of the Plan.

	The Plan will continue in effect until October 13, 2000 and thereafter for successive twelve-month periods;
provided, such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees.

	Section 5.  Termination.

	The Plan may be terminated at any time (i) by the Trust without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Class or (ii) by a majority vote of the Qualified
Trustees.

	Section 6.  Amendments.

	The Plan may not be amended so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of the Class. No material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 3 above.

	Section 7.  Selection of Certain Trustees.

	While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

	Section 8.  Written Reports

	In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

	Section 9.  Preservation of Materials.

	The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.


	Section 10.  Meanings of Certain Terms.

	As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act, by the Securities and Exchange
Commission.

	Section 11.  Limitation of Liability.

	The obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Master Trust
Agreement. The execution of this Plan has been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement.

	 IN WITNESS WHEREOF, the Fund has executed the Plan as of October 13, 1999.

					SMITH BARNEY INVESTMENT TRUST
					On behalf of the Smith Barney
U.S. 5000 Index Fund


						By:
____________________________________
						     Heath B. McLendon
						     Chairman of the
Board

BOARDS\WED\1999\MISC\INDEX FUNDS 12B1 PLAN - US 5000